PROSPECTUS                                      Filed Pursuant to Rule 424(B)(3)
                                                Registration Number 333-67058

                              MACROCHEM CORPORATION
                                  COMMON STOCK
                                1,879,256 SHARES

     These shares are offered for sale by the selling stockholders listed on page 9.

     BEFORE PURCHASING SHARES OF COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS WHICH BEGINS ON PAGE 4.

     The common stock is listed on the Nasdaq National Market with the ticker symbol: "MCHM." On August 6, 2001, the closing price of one share of common stock on the Nasdaq National Market was $6.94.

================================================================================
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================


                The date of this Prospectus is August 17, 2001.

                                TABLE OF CONTENTS

                                                             PAGE

SUMMARY.......................................................  3

RISK FACTORS..................................................  4

USE OF PROCEEDS...............................................  9

SELLING STOCKHOLDERS..........................................  9

PLAN OF DISTRIBUTION.......................................... 10

DESCRIPTION OF SECURITIES TO BE REGISTERED.................... 11

WHERE YOU CAN FIND MORE INFORMATION........................... 12

LEGAL OPINION................................................. 13

EXPERTS....................................................... 13

                                     SUMMARY

     MacroChem develops pharmaceutical products for commercialization by applying SEPA(R) (Soft Enhancer of Percutaneous Absorption), our patented topical drug delivery technology. SEPA compounds, when properly combined with drugs, provide pharmaceutical formulations, such as creams, gels and solutions, etc. that enhance the transdermal delivery of drugs into the skin or into the bloodstream. We believe that SEPA compounds enhance the diffusion of drugs into and through the skin by making the outer layer of the skin more permeable to the drug molecule. Transdermal delivery provides an alternative to other methods of drug administration, such as injection, oral dosage forms and inhalation, and may allow selected drugs to be administered more effectively, at lower doses, with fewer adverse events and with improved patient compliance.

     We are developing specific SEPA formulations for use with non-proprietary and proprietary drugs manufactured by pharmaceutical companies, and we plan to commercialize these products through the formation of partnerships, strategic alliances and license agreements with those companies. In order to attract strategic partners, we are conducting clinical testing of SEPA-enhanced pharmaceuticals. Because of the substantial costs involved in bringing a new pharmaceutical product or a new formulation of an old drug to market, we may be required to rely on pharmaceutical companies to conduct all or part of the clinical trials necessary to gain regulatory approval to manufacture and to market any resulting product.

     We were organized and commenced operations as a Massachusetts corporation in 1981 and we were reincorporated as a Delaware corporation on May 26, 1992. Our principal executive offices are located at 110 Hartwell Avenue, Lexington, Massachusetts 02421-3134 and our phone number is (781) 862-4003.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK IS RISKY. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING US AND OUR BUSINESS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS AND IN FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME BY US ON THE BASIS OF MANAGEMENT'S THEN-CURRENT EXPECTATIONS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE THOSE DISCUSSED OR REFERRED TO BELOW AND OTHERS.

WE HAVE A HISTORY OF OPERATING LOSSES AND WILL CONTINUE TO NEED WORKING CAPITAL.

     Since 1981, we have been engaged primarily in research and development and have derived limited revenues from feasibility studies, the commercial sale of our products and the licensing of certain technology. We have not generated any revenues from the sale of any products currently under development. We have incurred net losses every year since we began doing business and we anticipate that losses will continue for the foreseeable future. As of March 31, 2001, we had an accumulated deficit of approximately $46,220,000. Our ability to continue operations after our current capital resources are exhausted depends on our ability to secure additional financing and to become profitable, which we cannot guarantee. However, we believe that our financial resources are sufficient to meet planned operating activities for at least the next 12 months. In addition, Pine Ridge Financial Inc., Narragansett I, LP, Narragansett Offshore Ltd., SDS Merchant Fund, LP, DMG Legacy International Ltd., and PAR Investment Partners L.P. collectively must approve our issuance of equity securities within 30 trading days of the effective date of the registration statement of which this prospectus is part, which could make it harder for us to attract additional financing, if required, prior to that time.

     We continue to pursue the commercialization of our SEPA technology through discussions with potential licensees. There can be no guarantee that these discussions will lead to any licenses or that we will receive any license fees. Until marketing approvals are obtained and/or license agreements are entered into, if ever, we expect to generate only limited licensing revenue and no royalties from sales of products using SEPA. In addition, we intend to continue to make the substantial expenditures required to support our research and development programs, including preclinical studies and clinical trials. As a result, we expect to incur operating losses for the foreseeable future.

OUR PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT AND REMAIN SUBJECT TO TECHNOLOGY UNCERTAINTY.

     Various pharmaceutical companies have developed systems to enhance the transdermal delivery of specific drugs, but relatively limited research has been conducted about using transdermal delivery systems for a wider range of pharmaceutical products. Although we have demonstrated in preclinical and clinical studies that SEPA transdermal compounds may have applicability when paired with a broad range of drugs, transdermal delivery systems are currently marketed for only a limited number of products. In addition, some transdermal delivery systems used to date have demonstrated adverse side effects for users, including skin irritation and delivery difficulties.

     Most of our proposed products are in the early development stage and will require significant further research, development, testing and regulatory clearances. Our proposed products are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of the proposed products may be found to be ineffective or toxic, or otherwise may fail to receive necessary regulatory clearances. In addition, even if our proposed products are effective, they may be uneconomical to market or third parties may market superior or equivalent products. Due to the extended testing and regulatory review process required before we obtain marketing clearance for any of our proposed products, we do not expect to realize royalty revenues from the sale of any drugs in the foreseeable future.

WE WILL NEED TO MAKE SIGNIFICANT PRODUCT DEVELOPMENT EFFORTS AND RECEIVE ADDITIONAL FINANCING TO MARKET OR LICENSE ANY PRODUCTS.

     Before we or any of our potential licensees may market any products based upon our technology, significant additional development efforts and substantial testing will be necessary. In most cases, we will require substantial additional financing to fund clinical studies on our proposed products. We cannot guarantee that we will be able to secure such financing on favorable terms, if at all.

OUR PRODUCTS MAY NOT SUCCESSFULLY COMPLETE THE EXTENSIVE REGULATORY APPROVAL PROCESS REQUIRED PRIOR TO ANY PHARMACEUTICAL PRODUCT BEING MARKETED.

     Before obtaining regulatory approval for the commercial sale of any of the pharmaceutical products we have under development, we must demonstrate that the product is safe and efficacious for use in each proposed indication. The results of preclinical studies and early clinical trials may not accurately predict results that will be obtained in large-scale testing, and we cannot guarantee that clinical trials will prove that our products are safe and efficacious or that any of our products will ultimately be marketable. A number of other companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after they achieved promising results in earlier trials. If we are unable to demonstrate the safety and efficacy of our products, we may be adversely affected.

WE DEPEND ON THIRD PARTIES ENTERING INTO LICENSE ARRANGEMENTS WITH US AND HELPING US DEVELOP OUR PRODUCTS.

     To the extent we rely on licensees and joint venture arrangements to fund most of the costs relating to product development and clinical trials, licensees may have the legal right to terminate funding for a product at any time for any reason without significant penalty. We cannot control the resources and attention that a licensee may devote to a product and this can result in delays in clinical testing, regulatory filings and commercialization efforts. We also cannot guarantee that we will be able to enter into collaborative arrangements or that any collaborative arrangements will succeed.

OUR PRIOR DEVELOPMENT EFFORTS HAVE NOT GENERATED SUSTAINED REVENUES OR ANY PROFITS.

     Since 1981, we have engaged in research and development activities with respect to a variety of technologies and products, including polymers for medical and industrial use, dental adhesives, osteoporotic drugs and transdermal drug delivery products. None of our products or technologies has ever generated sustained revenues and we have never been profitable. We have expended substantial resources in researching and developing technology relating to our products as well as in connection with the research and development of transdermal delivery systems. We cannot guarantee that our development activities with respect to transdermal delivery systems will be successful or that these efforts will not eventually be abandoned.

WE LACK MARKETING EXPERIENCE AND AS A RESULT WE DEPEND ON THIRD PARTIES TO MARKET AND DISTRIBUTE OUR PRODUCTS.

     We intend to market and distribute our proposed products through other companies. We cannot guarantee that we will be able to enter into agreements with other companies on acceptable terms, if at all. We may have to cede control over some or all aspects of the marketing and sales of our products as a condition to entering into such arrangements. We currently have no sales force or marketing organization. If we decide to directly market and sell any of our products, we will, among other things, have to develop such capabilities, including the ability to attract and retain qualified and experienced marketing and sales personnel. We can not guarantee that we will be able to attract and retain qualified and experienced marketing and sales personnel or that any efforts undertaken by such personnel will be successful.

WE DEPEND ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS.

     We do not have facilities capable of manufacturing any of our proposed products in commercial quantities and we do not have plans to obtain such facilities. Accordingly, we will depend to a significant extent on licensees or corporate partners for such manufacturing and for compliance with regulatory requirements for good manufacturing practices. There can be no guarantee that such partners or licensees will perform their obligations in a timely fashion. Our dependence on third parties for manufacturing may adversely affect our ability to develop and deliver products on a timely and competitive basis. If we decide to establish a commercial manufacturing facility, we will require substantial additional funds. We will be required to hire and retain significant additional personnel and we will have to comply with extensive government regulations. We cannot guarantee that we will be able to obtain the additional capital required to conduct manufacturing activities directly on acceptable terms, if at all.

OUR BUSINESS WILL SUFFER IF WE LOSE KEY PERSONNEL.

     The success of our business depends on our ability to attract, retain and motivate qualified senior management personnel who are in high demand. Currently, we depend on a number of our senior executives, including Robert J. Palmisano, our Chief Executive Officer and President, Dr. Paul J. Schechter, our Vice President, Drug Development and Regulatory Affairs, Bernard R. Patriacca, our Vice President and Chief Financial Officer, and Melvin A. Snyder, our Vice President, Market Development.

OUR BUSINESS WILL SUFFER IF WE FAIL TO ATTRACT AND RETAIN EXPERIENCED SCIENTIFIC PERSONNEL.

     Our business also depends on our ability to attract and retain scientific personnel. The competition for such experienced personnel is intense and can be expected to increase. We cannot guarantee that we will be able to retain our existing personnel or attract additional qualified employees.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE SIGNIFICANTLY MORE RESOURCES THAN WE DO.

     We compete with numerous firms, many of which are large, multi-national organizations with worldwide distribution and which have substantially greater capital resources, research and development and technical staffs, facilities and experience in obtaining regulatory approvals, as well as in manufacturing, marketing and distribution of products, than we do. Recent trends in this area are toward further market consolidation of large drug companies into a smaller number of very large entities, further concentrating financial, technical and market strength and increasing competitive pressure in the industry. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies through joint ventures and other arrangements. In addition, recently developed technologies or technologies that may be developed in the future may or could be the basis for competitive products. In particular, a number of our competitors have already developed or are developing products to treat erectile dysfunction that will compete with our Topiglan(R) product. We cannot guarantee that our competitors will not succeed in developing technologies and products that are more effective or less costly to use than any that we are currently developing.

     We expect products approved for sale, if any, to compete primarily on the basis of product efficacy, safety, patient compliance, reliability, price and patent position. Generally, the first pharmaceutical product to reach the market in a therapeutic or preventive area often has a significant advantage relative to later entrants to the same market. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

OUR PRODUCTS ARE SUBJECT TO RIGOROUS GOVERNMENTAL REVIEW AND SIGNIFICANT REGULATION.

     Our technologies must undergo a rigorous regulatory approval process, which includes extensive preclinical and clinical testing, to demonstrate safety and efficacy before any resulting product can be marketed. To date, neither the FDA nor any of its international equivalents has approved any of our technologies for marketing. The clinical trial and regulatory approval process can require many years and substantial cost, and there can be no guarantee that our efforts will result in an approved product.

     Our activities are regulated by a number of government authorities in the United States and other countries, including the FDA. The FDA regulates pharmaceutical products, including their manufacture and labeling. Data obtained from testing is subject to varying interpretations which can delay, limit or prevent FDA approval. Risks associated with the regulatory approval process include:

- Changes in existing regulatory requirements could prevent or affect our regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect, and how these rules actually operate can depend heavily on administrative policies and interpretations over which we have no control or inadequate experience to assess their full impact upon our business.

- Obtaining FDA clearances is time-consuming and expensive and we cannot guarantee that such clearances will be granted or, if granted, will not be withdrawn.

- The FDA review process may prevent the marketing of our products or may involve delays that significantly and negatively affect our products. We may encounter similar delays in foreign countries.

- Regulatory clearances may place significant limitations on the uses for which any approved products may be marketed.

- Any marketed product and its manufacturer are subject to periodic review. Any discovery of previously unrecognized problems with a product or manufacturer could result in suspension or limitation of approvals.

WE DEPEND ON PATENTS TO PROTECT OUR TECHNOLOGIES AND THE SCOPE OF SUCH PROTECTION IS INHERENTLY UNCERTAIN.

     We believe that patent protection of our technologies, processes and products is important to our future operations. The success of our proposed products may depend, in part, upon our ability to obtain patent protection.

     Although we intend to file additional patent applications, no assurance can be given that any additional patents will be issued or, if issued, will be of commercial benefit to us. In addition, to anticipate the breadth or degree of protection that any such patents may afford is impossible. There can be no guarantee that other parties will not commence litigation challenging our existing or future patents or that we will be successful in defending against any such challenge. To the extent that we rely on unpatented proprietary technology, no assurance can be given that others will not independently develop or obtain substantially equivalent or superior technology or otherwise gain access to our trade secrets, that any obligation of confidentiality will be honored or that we will be able to effectively protect our rights to proprietary technology. Further, products we develop could infringe patents held by third parties. In such cases, licenses from the third parties may not be available on commercially acceptable terms, if at all.

     We intend to enforce our patent position and intellectual property rights vigorously. The cost of enforcing our patent rights in lawsuits, if necessary, may be significant and could interfere with our operations.

WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS AND WE MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE TO COVER SUCH CLAIMS. IT MAY BE EXPENSIVE AND DIFFICULT TO OBTAIN ADEQUATE INSURANCE COVERAGE.

     The design, development, manufacture and sale of our products involve risk of liability claims and associated adverse publicity. We currently have liability insurance to cover claims related to our products that may arise from clinical trials, but we do not maintain product liability insurance and we may need to acquire such insurance coverage prior to the commercial introduction of our products. Such insurance is expensive, is difficult to obtain and may not be available on acceptable terms, if at all. If we obtain such coverage, we have no guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against us if we are uninsured, or which is in excess of our insurance coverage, if any, could have a material adverse effect upon us and our financial condition.

GOVERNMENT OR PRIVATE INITIATIVES TO REDUCE HEALTH CARE COSTS COULD HAVE A MATERIAL ADVERSE EFFECT ON PHARMACEUTICAL PRICING AND ON US.

     The future revenues and profitability of, and availability of capital for, biomedical and pharmaceutical companies such as us may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control and to reform in the health care system. In the United States, there have been, and we expect there will continue to be, a number of federal and state proposals to impose similar government control. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on our prospects. If we or one of our partners succeeds in bringing to market one or more of our products, there can be no assurance that these products will be cost effective and that reimbursement to the consumer will be available or will be sufficient to allow us or our partners to sell such products on a profitable basis.

WE ARE CONTRACTUALLY OBLIGATED TO ISSUE SHARES IN THE FUTURE, DILUTING YOUR INTEREST IN US.

     As of July 27, 2001, there are outstanding and exercisable warrants to purchase approximately 735,540 shares of common stock, at a weighted average exercise price of $7.34 per share. As of July 27, 2001, there are also outstanding and exercisable options to purchase approximately 2,938,878 shares of common stock, at a weighted average exercise price of $5.28 per share. Moreover, we expect to issue additional options to purchase common stock to compensate employees, consultants and directors and may issue additional shares to raise capital, acquire other companies or technologies, to pay for services, or for other corporate purposes. Any such issuances will have the effect of further diluting the interest of the purchasers of the shares being sold in this offering.


IN THE EVENT OUR COMMON STOCK IS DELISTED, WE MAY BE CONTRACTUALLY OBLIGATED TO REPURCHASE CERTAIN SHARES OF OUR COMMON STOCK.

     Under our Purchase Agreement dated July 12, 2001, with Pine Ridge Financial Inc., Narragansett I, LP, Narragansett Offshore Ltd., SDS Merchant Fund, LP, DMG Legacy International Ltd., and PAR Investment Partners L.P., if within 6 months of the effective date of the registration statement of which this prospectus is part our Common Stock fails to be listed or quoted for trading on the NASDAQ for a period of 4 consecutive trading days, we may be required to repurchase some or all of the Common Stock sold to such purchasers in accordance with the above-mentioned Purchase Agreement. The requirement that we consummate such repurchase may materially adversely affect us.

                                USE OF PROCEEDS

     All net proceeds from the sale of the shares of common stock will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering. We will receive approximately $2,817,315 if the warrants issued to the selling stockholders are exercised in full and the purchase price is paid in cash. Proceeds of such exercise, if any, will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

     On July 12, 2001, we entered into a securities purchase agreement with Pine Ridge Financial Inc., Narragansett I, LP, Narragansett Offshore Ltd., SDS Merchant Fund, LP, DMG Legacy International Ltd., and PAR Investment Partners, L.P. Under that agreement, we issued and sold the following securities for a total cash consideration of $10,147,984.56:

-    a total of 1,566,047 shares of our common stock; and

- warrants to purchase 313,209 shares of common stock at an exercise price of $8.995 per share.

     Pursuant to a registration rights agreement with Pine Ridge Financial Inc., Narragansett I, LP, Narragansett Offshore Ltd., SDS Merchant Fund, LP, DMG Legacy International Ltd., and PAR Investment Partners L.P., we filed a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public the shares of common stock that they purchased pursuant to the securities purchase agreement and that they acquire upon any exercise of the warrants. We have registered the number of shares required pursuant to such registration rights agreement which number is based upon the actual number of shares sold to the selling stockholders pursuant to the securities purchase agreement and the number of shares issuable upon any exercise of the closing warrants.

     The selling stockholders may sell up to 1,879,256 shares of our common stock pursuant to this prospectus.

     A holder of the warrants cannot exercise the warrants if the exercise would cause the holder, together with any affiliate of the holder, to have beneficial ownership of more than 9.999% of our outstanding shares of common stock including shares issuable upon such exercise and held by such holder.

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of July 27, 2001, and the number of shares of common stock listed as beneficially owned and potentially offered by this prospectus represents the number of shares of common stock actually owned as of July 27, 2001, and the number of shares issuable upon exercise of the warrants. Because the selling stockholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders upon termination of the offering. The selling stockholders may sell all, part, or none of the shares listed. The percentage of ownership shown in the table is based on 28,130,654 shares of common stock issued and outstanding on July 27, 2001.


                                     SHARES OWNED AND           SHARES      SHARES OWNED AND
                                     OWNERSHIP PERCENTAGE       BEING       OWNERSHIP PERCENTAGE
SELLING STOCKHOLDER                  PRIOR TO OFFERING (1)(2)   OFFERED     AFTER OFFERING (1)
-------------------                  -----------------------   ---------    --------------------

Pine Ridge Financial Inc. (3)          1,388,888   4.90%       1,388,888        0      *
Narragansett I, LP (4)                    61,110     *            61,110        0      *
Narragansett Offshore Ltd. (5)           124,074     *            24,074        0      *
SDS Merchant Fund, LP (6)                155,160     *           155,160        0      *
DMG Legacy International Ltd. (7)         30,004     *            30,004        0      *
PAR Investment Partners L.P. (8)         120,000     *           120,000        0      *
------------------------------------------------------------------------------------------------

(1) Assumes that all of the shares held by the selling stockholders and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.
(2) Includes 313,209 shares issuable upon the exercise of warrants.
(3) Includes 231,481 shares issuable upon exercise of a warrant and does not include 91,586 shares of common stock beneficially owned by an affiliate of Pine Ridge Financial Inc.
(4) Includes 10,185 shares issuable upon exercise of a warrant.
(5) Includes 20,679 shares issuable upon exercise of a warrant.
(6) Includes 25,860 shares issuable upon exercise of a warrant.
(7) Includes 5,004 shares issuable upon exercise of a warrant.
(8) Includes 20,000 shares issuable upon exercise of a warrant.
(*) Less than one percent.


                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-    privately negotiated transactions;

-    short sales;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-    a combination of any such methods of sale; and

-    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders up to $7,500. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

General

     We are authorized to issue 60,000,000 shares of common stock and 6,000,000 shares of preferred stock, each with a par value $.01 per share. As of July 27, 2001, we have 28,130,654 shares of common stock and no shares of preferred stock issued and outstanding. Under our certificate of incorporation, our Board of Directors is authorized, without stockholder approval, to issue such preferred stock into series with such voting rights, designations, preferences, limitations and special rights as may be designated by the Board of Directors from time to time.

     Shares of our common stock are being registered under this registration statement. The following is a summary description of our outstanding common stock and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are exhibits to or are incorporated by reference in the registration statement of which this prospectus is a part.

Common Stock

     Subject to the rights and preferences of our preferred stock, holders of shares of the common stock are entitled to receive dividends, as and to the extent dividends may be declared by our Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of shares of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences to holders of preferred stock. Holders of shares of common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. The holders of a majority of the outstanding shares of common stock entitled to vote constitute a quorum for taking action by the stockholders. Except for matters where a higher vote is required by law, the affirmative vote of the holders of shares of common stock present or represented and entitled to vote is required to take any such action. Holders of shares of the common stock have no preemptive, conversion or other subscription rights. There are no redemption, sinking fund or call provisions applicable to the common stock.

     The holders of the common stock have rights under a stockholder rights plan which has been adopted by the Board of Directors. Under the rights plan, the holders of common stock received one right (the "right") to purchase a fractional share of a new class of preferred stock for each share of common stock owned by such holder. If a person or a group acquires twenty percent or more of the outstanding shares of the common stock, the rights may separate from the shares of common stock and become exercisable. Once the rights are exercised, the rights plan may allow holders of the rights (other than the person or group acquiring twenty percent of the common stock) to acquire additional common stock at a substantial discount. The rights will expire in August, 2009 unless exercised by the holders or redeemed or exchanged by us. The rights plan could make it more difficult, and therefore discourage attempts, to acquire control of us. This description of the rights plan is qualified by reference to the registration statement on Form 8-A relating to the rights plan, which is incorporated herein by reference and made a part hereof.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

-    Our annual report on Form 10-K for the year ended December 31, 2000;
-    Our quarterly report on Form 10-Q for the period ended March 31, 2001;
-    Our quarterly report on Form 10-Q for the period ended June 30, 2001;
- Our definitive Proxy Statement dated June 4, 2001 for our 2001 Annual Meeting of Stockholders;
- The description of our common stock and preferred stock contained in our registration statements on Forms 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such descriptions; and
-    Our current report on Form 8-K filed with the SEC on July 24, 2001.

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     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              MacroChem Corporation
                              110 Hartwell Avenue
                              Lexington, MA 02421-3134
                              Attention: Investor Relations
                              (781) 862-4003

     This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have any of the selling stockholders authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  LEGAL OPINION

     For the purpose of this offering, Ropes & Gray, Boston, Massachusetts, is giving its opinion on the validity of the shares.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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